CONSENTS OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2000, relating to the financial statements and supplementary data which appears in the November 30, 1999 Annual Report of The Prime Money Market Portfolio, which is also incorporated by reference into the Registration Statement.

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 1999, relating to the financial statements and supplementary data which appears in the May 31, 1999 Annual Report of The Disciplined Equity Portfolio, which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 3, 2000